NAME OF REGISTRANT:
Franklin California Tax-Free Income Fund
File No. 811-02790

EXHIBIT ITEM No. 77Q(1): Copies of any material amendments to the registrant's charter or by-laws



                          AMENDMENT DATED JULY 13, 2006
                                TO THE BY-LAWS OF
                 FRANKLIN CALIFORNIA TAX-FREE INCOME FUND, INC.
                               (THE "CORPORATION")

WHEREAS, Article XII, Section 2 of the By-Laws provides that the By-Laws may be amended by the Board of Directors at any regular or special meeting by the affirmative vote of a majority of the entire Board of Directors; and

WHEREAS, by resolution dated July 13, 2006, at a meeting of the Board of Directors, the Board of Directors unanimously authorized the By-Laws to be amended as set forth below.

NOW, THEREFORE, the By-Laws are hereby amended as follows:

1. The first sentence of Article II, Section 5 is replaced in its entirety as follows:

        If a quorum is present, and except as otherwise expressly provided by law, a plurality shall elect a director and the vote of a majority of the shares of stock represented at the meeting shall be the act of the stockholders.

Adopted and approved as of July 13, 2006 pursuant to authority delegated by the Board of Directors.


/s/KAREN L. SKIDMORE
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[Signature]

Karen L. Skidmore
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[Name]

Vice President and Secretary
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[Title]